Exhibit 14.1

Overview:

This policy describes the conduct expected of all employees and directors. It is general and not intended to be all-inclusive.

Discussion:

Applicable Laws

The conduct of the Company and its employees is to be in compliance with the laws relating to the company’s business.

Any employee, officer or director involved in court or other similar proceedings arising out of his or her employment with, or service to, the Company is expected to abide by the rules, cooperate with the orders of, and not in any way commit perjury or obstruction of justice. All Company employees must, at a minimum, comply with all applicable laws that relate to the conduct of our business in the relevant jurisdiction.

Generally Accepted Accounting Principles (GAAP)

Generally Accepted Accounting Principles are accounting principles that are considered to have substantial authoritative support. Pronouncements made by the Financial Accounting Standards Board (FASB) are considered GAAP. You can learn more about GAAP and FASB at http://www.fasb.org. All company records are to be in compliance with Generally Accepted Accounting Principles and Securities and Exchange Commission laws and regulations. Employees are expected to maintain accurate and reliable corporate records that comply with GAAP, the SEC, and Company policies and procedures.

The Company CEO, Financial Officer, and others identified by the CEO have specific legal obligations to ensure the Company provides full, fair, accurate, timely, and understandable financial reports and internal controls.

Moral and Ethical Standards

All employees are expected to adhere to sound moral and ethical standards.

Loyalty

All employees and directors have a duty of loyalty to the Company and may not take personal advantage of any opportunity that properly belongs to the Company.

Employee Privacy

The Company is committed to protecting the privacy of its employees. This includes employee data maintained by the company. Employee data will primarily be used to support Company operations, provide employee benefits, and comply with laws and regulations. The Company and all employees are expected to comply with all data protection laws, regulations, and Company policies.

Insider Trading

Federal securities laws prohibit the buying or selling of stock in the presence of “inside information” or information that is not known or disclosed to the public.

Computing Resources, Email, and the Internet

All Internet related services are intended to be used for company business. All information on company computer systems, including electronic mail, is the property of the Company. To ensure that computing resources are used in accordance with expectations, management may inspect and disclose the contents of electronic messages.

Timeliness

All employees are expected to carry out their assigned duties in a timely manner.

Compliance Procedures

Any employee who knows, or has reason to believe, of violations to this or other company policies and procedures is expected to promptly report the violation to:

Name: Paul Riss
Telephone: +1 (914) 310-4724
Email: paul@netcapital.com

Reporting may be anonymous. No employee will be subject to retaliation, discrimination, or other adverse treatment for reporting known or suspected violations of this and other Company policies and procedures. Each year, Company Officers are required to state in writing that they have no knowledge of material violations to this and other Company policies other than those that may have been previously reported, if any.

As part of its regular audit procedures, the Company audit committee will periodically review internal policies and procedures and report their findings to executive management.

The Company’s external auditors are also expected to report in writing any known or suspected violations of this and other Company policies.

The company discloses this Code of Ethics on its web site in addition to all other filing requirements.

Document Control Interpretation: Company CEO
Authorization: Company CEO
Date Accepted: 8/15/17
Revision Information: 8/15/17 Cecilia Lenk Contact info updated
Related Documents: All Company policies, procedures, and internal controls are related to this document.